EXHIBIT 99.1

ANNUAL STATEMENT SERVICER’S CERTIFICATE

VW CREDIT, INC.

VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2003-1

     The undersigned, a duly authorized representative of VW Credit, Inc. (“VCI”, or the “Servicer”), pursuant to the Sale and Servicing Agreement dated as of June 27, 2003 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2003-1, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, VCI, as Servicer, and The Bank of New York, as Indenture Trustee, do hereby certify that:

1.	VCI is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned is a servicing officer and is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Rating Agencies, the Issuer and the Indenture Trustee.

3.	A review of the activities of the Servicer during the period from January 1, 2004 through December 31, 2004 and of its performance under the Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such period.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this thirtieth day of March, 2005.

/s/ Bruce Harris
Name:	Bruce Harris
Title:	Chief Financial Officer